Form N-SAR

Sub-Item 77K: Changes in registrant's certifying accountants

On March 2, 2004, the Board of Trustees of the Huntington VA Funds (the "Trust"), upon the recommendation of the Board's audit committee, determined not to retain KPMG LLP ("KPMG") and approved a change of the Trusts' independent auditors to Ernst & Young LLP ("E & Y"). E&Y has confirmed to the Audit Committee of the Board of Trustees ("Audit Committee") that they are independent auditors with respect to the Trust.
For the fiscal years ended December 31, 2003 and December
31, 2002, and during the interim period commencing January 1, 2004 and ended March 2, 2004, KPMG served as the Trust's independent auditor. During the Trust's fiscal years ended December 31, 2003 and December 31, 2002 and the interim period ended March 2, 2004, KPMG's audit reports concerning the Trust contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles.
Further, in connection with its audits for the fiscal years ended December 31, 2003 and December 31, 2002, and through March 2, 2004, there were no disagreements between the Trust and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of KPMG would have caused it to make reference to the disagreements in its report on the financial statements for such periods. In addition, there were no "reportable events" of the kind described in
Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. During registrant's fiscal years ended December 31, 2003 and December 31, 2002, and the interim period ended March 2, 2004, neither registrant nor anyone on its behalf consulted E & Y (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on registrant's financial statements or (ii) concerned the subject of a disagreement
(as defined in paragraph (a) (1) (iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

Registrant has requested KPMG to furnish it with a letter addressed to the Securities and Exchange Commission stating whether KPMG agrees with the statements contained above. A copy of the letter from KPMG to the Securities and Exchange Commission is filed as an exhibit hereto.